Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97401
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE REPORTS 2005 FIRST

QUARTER RESULTS

Conference Call and Webcast Scheduled for May 4, 2005 at 1:00 p.m. Central Time

Eugene, Oregon — May 2, 2005 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today reported its financial results for the three months ended March 31, 2005. A summary of the results for the first quarter ending March 31, 2005 and 2004 is set forth in the following table:

Consolidated Income Statement Information

(In thousands, except for per share amounts, unaudited)

	Three months ended March 31,
	2005	2004
Net sales	$142,640	$106,391
Gross profit	23,139	10,326
Restructuring and related costs	—	658
Net income (loss)	2,696	(3,875)

Basic net income (loss) per share	$0.35	$(0.56)
Diluted net income (loss) per share	$0.27	$(0.56)

Adjustments to reconcile net income (loss) to EBITDA:
Net income (loss)	$2,696	$(3,875)
Minority Interest	(94)	—
Equity in earnings of Unconsolidated affiliate	—	(135)
Interest	3,769	3,541
Taxes	1,615	(2,489)
Depreciation and amortization	3,267	2,427

EBITDA	$11,253	$(531)

EBITDA is not intended to be an alternative to the financial results under generally accepted accounting principles in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our results of operations.

The reported financial results for the first quarter of 2005 reflect a pre-tax gain of $496,000 on the sale of real estate adjacent to one of the Company’s manufacturing locations.

The Company also reported separate financial information for its two operating segments: the PW Eagle PVC business and the USPoly PE business.

Segment Income Statement Information

(In thousands, unaudited)

	Three months ended March 31, 2005
	PW Eagle	USPoly
Net sales	$123,685	$18,955
Gross profit	20,478	2,661
Net income (loss)	2,950	(348)

Adjustments to reconcile net income (loss) to EBITDA:
Net income (loss)	$2,950	$(348)
Interest	3,207	562
Taxes	1,831	(216)
Depreciation and amortization	2,601	666

EBITDA	$10,589	$664

The combined total of the above amounts may differ from the consolidated amounts due to the impact of consolidation and elimination entries.

Jerry Dukes, President and CEO, stated, “We are pleased to have returned PW Eagle to solid profitability during the first quarter. The record net sales of over $142 million reflects both healthy demand and higher pricing across all areas of our business.”

Mr. Dukes continued, “We anticipate a good level of product demand during the second quarter as we enter the construction season. Our inventories are in good balance and at a manageable level. We continue to manage our selling prices in line with continued resin price increases.”

Scott Long, CFO, said, “Our strong first quarter results further improved our financial position. At March 31, 2005, both PW Eagle and USPoly were in full compliance with all financing agreements and both entities also have more than sufficient availability to fund current operations under their respective revolving credit agreements.”

First Quarter 2005 Webcast and Conference Call

PW Eagle will hold its first quarter 2005 webcast and conference call on Wednesday, May 4, 2005 at 1:00 pm Central Time to discuss the first quarter 2005 results. The conference call will be available live on the internet at www.pweagleinc.com/investor/. The conference telephone number is 866-800-8649, use “PW Eagle” as the passcode to access the call. The call will be archived for one week at 888-286-8010, use 55664164 as the passcode for access.

PW Eagle, Inc. is a leading extruder of PVC pipe products. USPoly Company, a subsidiary of PW Eagle, is an extruder of polyethylene pipe. The Company and its majority-owned subsidiary, USPoly Company, operate fourteen manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq Market under the symbol “PWEI”.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to our expected performance for the second quarter of 2005 and the sufficiency of available capital, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company’s business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2005 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements

- financials follow -

PW EAGLE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three months ended March 31,
	2005	2004
NET SALES	$142,640	$106,391
COST OF GOODS SOLD	119,501	96,065

Gross profit	23,139	10,326
OPERATING EXPENSES:
Freight expense	8,190	6,963
Selling expenses	3,980	3,269
General and administrative expenses	3,538	2,420
Restructuring and related costs	—	658
Other (income) expense, net	(555)	(26)

	15,153	13,284

OPERATING INCOME (LOSS)	7,986	(2,958)

INTEREST EXPENSE	3,769	3,541

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	4,217	(6,499)

Income tax expense (benefit)	1,615	(2,489)
Minority interest in loss of USPoly Company	94	—

Equity in undistributed earnings of unconsolidated affiliate, net of tax	—	135

NET INCOME (LOSS)	$2,696	$(3,875)

EARNINGS (LOSS) PER SHARE:
Basic	$0.35	$(0.56)
Diluted	$0.27	$(0.56)

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,725	6,892
Diluted	10,064	6,892

PW EAGLE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,493	$986
Accounts receivable, net	69,277	48,660
Inventories	77,230	63,680
Other current assets	3,433	3,139

Total current assets	152,433	116,465

Property and equipment, net	60,613	63,370
Other long-term assets	28,973	30,941

TOTAL ASSETS	$242,019	$210,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Borrowings under revolving credit facilities	$81,399	$82,017
Current maturities of long-term debt	1,690	1,692
Other current liabilities	79,591	50,236

Total current liabilities	162,680	133,945

Long-term debt, less current maturities	6,882	7,255
Capital lease obligations, less current maturities	19,630	19,670
Subordinated debt	28,297	27,788
Other long-term liabilities	9,070	9,505

TOTAL LIABILITIES	226,559	198,163

Stockholders’ equity	15,460	12,613

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$242,019	$210,776